                                  EXHIBIT 99.1

(NOBLE ENERGY LOGO)                                                PRESS RELEASE
100 GLENBOROUGH DRIVE                        CONTACT: Greg Panagos: 281-872-3125
SUITE 100                                  Investor_Relations@nobleenergyinc.com
HOUSTON, TX 77067


                       NOBLE ENERGY FIRST QUARTER RESULTS
   Net Income, Discretionary Cash Flow Increase Substantially Versus Last Year

HOUSTON (May 4, 2004) - Noble Energy, Inc. (NYSE: NBL) today reported first quarter net income of $85.5 million, or $1.48 per share, a 145 percent increase compared to $34.9 million, or 61 cents per share, reported for the first quarter last year. Discretionary cash flow (non-GAAP measure, see Determination of Discretionary Cash Flow and Reconciliation schedule) was $204.9 million for the first quarter of 2004, an increase of 16 percent compared to $176.0 million for the first quarter of 2003. Net cash provided by operating activities increased 33 percent to $210.7 million compared to $158.5 million for the first quarter of 2003.

Reported net income, earnings per share and discretionary cash flow were the highest Noble Energy has reported since the first quarter of 2001. On a continuing basis, the company reported net income of $75.3 million, $1.30 per share. Discontinued operations reported net income of $10.2 million, or 18 cents per share.

The increase in net income and discretionary cash flow versus the first quarter last year primarily reflected a 17 percent increase in daily production from continuing operations. Lower exploration expense, which declined $18.9 million (53 percent), a six percent increase in realized crude oil prices and a four percent increase in natural gas prices also contributed to the increase in net income.

Charles D. Davidson, the company's Chairman, President and CEO, said, "Our strong operating and financial performance during the first quarter reflect the repositioning of Noble Energy that has taken place over the past three years. Two major international projects, the Phase 2A condensate expansion in Equatorial Guinea and natural gas sales in Israel, began to contribute production and earnings. Our domestic operations demonstrated strong production growth, primarily as a result of our deepwater success. And finally, overall unit costs declined compared to last year. With renewed focus on our domestic operations and the continuing ramp up of our international projects, I expect the company to continue to deliver improved performance throughout the year."

First quarter 2004 production volumes from continuing operations increased 12 percent to 106,615 barrels of oil equivalent per day (Boepd) from 95,070 Boepd for the fourth quarter last year. Domestic production increased seven percent, primarily attributable to increased domestic crude oil production from the deepwater Gulf of Mexico. International production increased 22 percent, primarily because of increased condensate volumes resulting from the start-up of Phase 2A in Equatorial Guinea, the start-up of natural gas sales and production in Israel and increased production in China over the fourth quarter last year.

Compared to the first quarter 2003, overall production volumes from continuing operations for the first quarter 2004 increased over 17 percent to 106,615 Boepd from 90,823 Boepd. Domestic operations had a production increase of 14 percent. International volumes increased 24 percent compared to the first quarter 2003.

Oil and gas unit operations expense for the three months ended March 31, 2004 were $4.19 per barrel of oil equivalent (BOE) compared to $4.53 per BOE for the same period last year. Depreciation, depletion and amortization decreased to $8.01 per BOE compared to $8.56 per BOE in the first quarter of 2003. Selling, general and administrative expense also declined to $1.55 per BOE compared to $1.67 per BOE last year. The quarter-over-quarter decrease in unit costs was due to higher production volumes, including production from lower cost fields.

                               DOMESTIC OPERATIONS

Continuing domestic operations reported operating income for the first quarter of $81.1 million, compared to $45.6 million for the first quarter last year.

Domestic operations benefited from higher crude oil production and higher realized prices for crude oil and natural gas during the quarter. The average domestic realized crude oil price was $30.57 per barrel (Bbl) compared to $25.40 per Bbl during the first quarter of 2003. The average domestic realized natural gas price was $5.50 per thousand cubic feet (Mcf) compared to $5.18 per Mcf last year.

Oil and gas operations expense and depreciation, depletion and amortization increased $3.4 million and $7.3 million, respectively, compared to the first quarter of 2003, primarily because of increased production. On a unit basis, costs declined across the board compared to the first quarter of 2003. Oil and gas operations expense declined slightly to $4.57 per BOE from $4.59 per BOE. Depreciation, depletion and amortization declined to $10.62 per BOE from $10.77 per BOE, and selling, general and administrative expense declined to 62 cents per BOE from 81 cents per BOE. Exploration expense declined $7.2 million compared to the first quarter of last year due to lower dry hole expense.

Noble Energy's onshore operations were very active during the first quarter, drilling 21 wells with 17 successes. The company plans to drill 95 onshore wells in 2004, of which 34 are to be drilled in the Gulf Coast area and 61 are scheduled for the Rocky Mountain and Mid-continent areas.

In March, Noble Energy bid successfully on 24 lease blocks at the Central Gulf of Mexico Outer Continental Shelf Sale 190. Noble Energy was the high bidder on 22 shelf blocks that contain deep objectives below 15,000 feet. In the deepwater, the company was the high bidder on two blocks.

In April, Noble Energy announced successful results from the Green Canyon Block 768 #1 exploration well (Ticonderoga) and the acquisition of an additional interest in the Green Canyon Block 199 discovery well (Lorien). Both Ticonderoga and Lorien are located in the deepwater Gulf of Mexico. The Lorien acquisition increased the company's working interest from 20 percent to 60 percent, and Noble Energy took over as operator of the block. The initial Ticonderoga well and a sidetrack encountered over 250 feet of net high quality pay, primarily crude oil. Potential resources at Ticonderoga are estimated to be in the range of 30 to 50 million barrels of oil equivalent.

                            INTERNATIONAL OPERATIONS

International operations reported record operating income for the first quarter of $66.8 million compared to operating income of $36.1 million in the first quarter last year. First quarter 2004 international production volumes increased 24 percent to 41,546 Boepd from 33,508 Boepd for the same quarter last year.

Reflecting increased low cost production volumes, first quarter 2004 depreciation, depletion and amortization declined to $3.67 per BOE from $4.62 per BOE for the same period last year. Unit selling, general and administrative expense declined to eight cents per BOE from 30 cents per BOE last year. Oil and gas operating and transportation expense decreased to $4.78 per BOE from $5.17 per BOE as a result of the start-up of production in Israel.

Equatorial Guinea

Total operating income in Equatorial Guinea, which includes results from field operations and methanol operations, for the first quarter of 2004 was $35.1 million compared to $24.0 million last year. Operating income from Equatorial Guinea was the company's highest since methanol operations began in May 2001.

Liquid petroleum gas (LPG), natural gas and condensate sales accounted for $22.4 million, or 64 percent, of operating income from Equatorial Guinea. First quarter 2004 production volumes averaged 17,735 Boepd, a 31 percent increase over last year. The average realized price for liquids during the first quarter was $31.34 per Bbl compared to $30.01 per Bbl for the same period last year. Natural gas was sold to the methanol operations at a price of 25 cents per Mcf.

Operating income from methanol operations was $12.7 million net to Noble Energy's interest. Methanol operations' results are reported as income from unconsolidated subsidiaries. First quarter realized methanol prices averaged 63 cents per gallon (Gal) compared to 66 cents per Gal last year. The company's share of methanol sales volumes was 38.2 million Gal, an increase of 11 percent compared to 34.5 million per Gal for the first quarter of 2003.

Israel

Natural gas sales commenced from the Mari-B field in Israel on February 18, 2004. First quarter operating income was $0.2 million. Costs associated with the start-up of production and fixed costs affected operating income as production in Israel began to ramp up during the first quarter 2004. Not included in earnings, but included in cash flow from operations, are take-or-pay receipts of $4.5 million for the first quarter of 2004.

Gross natural gas production rates reached 100 million cubic feet per day (MMcfpd) by mid-March, with daily production averaging above 100 MMcfpd since that date. Ultimate gross production under the IEC contract is planned to reach 170 MMcfpd (70 MMcfpd net). Noble Energy has a 47 percent working interest in this project.

North Sea

In the North Sea, operating income for the first quarter of 2004 increased 23 percent to $18.7 million compared to $15.2 million last year. The quarter-over-quarter improvement reflects lower depreciation, depletion and amortization expense and higher other income.

Other International

Other international, which includes operating results from Argentina, China and Ecuador, reported operating income of $12.9 million for the first quarter 2004 compared to an operating loss of $2.8 million last year. The increase in operating income primarily reflects increased crude oil sales and lower exploration expense in China.

Noble Energy's Machala power plant contributed $6.1 million of operating income during the first quarter 2004 compared to $5.7 million for the same period last year. During the quarter, 253,061 megawatts (MW) were produced at an average sales price of 6.7 cents per kilowatt hour (Kwh). For the first quarter 2003, the company produced 223,206 MW at an average sales price of 8.7 cents per Kwh. For the first quarter 2004, Noble Energy produced 29.1 MMcfpd of natural gas from the Amistad field at an average price of $2.97 per Mcf.

In South Bohai Bay offshore China, production from the Cheng Dao Xi (CDX) field was 3,968 barrels of oil per day (Bopd) compared to 2,491 for the same period last year. China had operating income of $5.0 million during the first quarter compared to an operating loss of $9.7 million for the first quarter of 2003. Noble Energy has a 57 percent working interest in CDX.

Outlook

Production -- the range of expected average barrels of oil equivalent production from continuing operations in 2004 has been increased to 13 percent to 18 percent over the average for the full year 2003 of 92,116 Boepd. Noble Energy's production profile will be impacted by several factors, including:

     o The timing of the production increases in Israel and Phase 2A in Equatorial Guinea during 2004;

     o Seasonal variations in rainfall in Ecuador that affect the company's natural gas-to-power project; and

     o Potential weather-related shut-ins in the U.S. Gulf of Mexico and Gulf Coast areas.

 Major international projects scheduled to contribute incremental production this year include:

     o Initial natural gas sales offshore Israel. The project was commissioned in the fourth quarter of 2003, and sales exceeded 40 MMcfpd, net to Noble Energy, by the end of the first quarter of 2004. Production is projected to continue to increase throughout 2004, adding another 30 to 50 MMcfpd, net to Noble Energy; and

     o Phase 2A condensate expansion in Equatorial Guinea, which began during November 2003 and is expected to add nearly 10,000 Boepd, net to Noble Energy, by the end of the second quarter of 2004.

 Costs and expenses -- compared to the full year 2003, costs and expenses may vary as follows:

     o Exploration expense is now expected to range from $130 million to $140 million;

     o Selling, general and administrative expense is still expected to range from $1.30 per BOE to $1.50 per BOE;

     o Oil and gas operations expense is still expected to range from $4.35 per BOE to $4.65 per BOE.

     o Depreciation, depletion and amortization is still expected to range from $7.40 per BOE to $7.75 per BOE; and

     o The effective tax rate is now expected to range from 36 percent to 44 percent. Of the total book taxes planned for 2004, 20 percent to 40 percent are expected to be deferred.

The above estimates do not include the impact of Noble Energy's possible asset purchases or sales, if any.

Capital Expenditures -- Noble Energy expects 2004 capital expenditures to be $600 million, compared to the $460 million announced in February of this year. Of the expected increase in the capital budget, approximately 60 percent is to pursue new exploration and development opportunities in the United States, the North Sea and Equatorial Guinea. The remaining 40 percent increase is for the completion of the Phase 2A and Phase 2B expansion in Equatorial Guinea.

New exploration and development opportunities include:

     o The recently announced purchase of an additional 40 percent working interest from ConocoPhillips in the Green Canyon 199 (Lorien) discovery in the deepwater Gulf of Mexico. The acquisition increased Noble Energy's working interest in Lorien from 20 percent to 60 percent;

     o    Development of the Lorien discovery;

     o    Development of the recently announced Ticonderoga discovery;

     o New exploration into the Deep Luba sands of the Alba field in Equatorial Guinea; and

     o The acquisition and development of the Flyndre and Tweedsmuir Blocks in the North Sea.

Noble Energy is one of the nation's leading independent energy companies and operates throughout major basins in the United States including the Gulf of Mexico, as well as internationally, in Argentina, China, Ecuador, Equatorial Guinea, the Mediterranean Sea and the North Sea. Noble Energy markets natural gas and crude oil through its subsidiary, Noble Energy Marketing, Inc.

This news release may include projections and other "forward-looking statements" within the meaning of the federal securities laws. Any such projections or statements reflect Noble Energy's current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the volatility in commodity prices for oil and gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy's business that are detailed in its Securities and Exchange Commission ("SEC") filings.


                                      -xxx-


PR xxx                                                Date

                      NOBLE ENERGY, INC. AND SUBSIDIARIES
                        CONSOLIDATED SUMMARY OF RESULTS
              (Unaudited) (In thousands, except per share amounts)


                                                                                                    Three Months Ended
                                                                                                 ---------------------------
                                                                                                 3/31/2004         3/31/2003
                                                                                                 ---------         ---------
REVENUES
Oil and Gas Sales and Royalties                                                                  $ 271,586         $ 215,575
Gathering, Marketing and Processing                                                                 14,175            17,900
Electricity Sales                                                                                   19,119            19,325
Income From Unconsol. Subs.                                                                         12,736            12,732
Other Income, Net                                                                                    1,810               169
                                                                                                 ---------         ---------
     Total Revenues                                                                                319,426           265,701
                                                                                                 ---------         ---------

COST AND EXPENSES
Oil and Gas Operations                                                                              40,635            37,042
Transportation                                                                                       4,271             3,539
Oil and Gas Exploration                                                                             16,486            35,402
Gathering, Marketing and Processing                                                                 10,716            18,444
Electricity Generation                                                                              13,024            13,586
Depreciation, Depletion and Amortization                                                            77,682            69,963
Selling, General and Administrative                                                                 15,059            13,629
Accretion of Asset Retirement Obligation                                                             2,661             2,333
Interest Expense                                                                                    14,158            15,457
Interest Capitalized                                                                                (4,114)           (1,930)
                                                                                                 ---------         ---------
    Total Costs and Expenses                                                                       190,578           207,465
                                                                                                 ---------         ---------

INCOME BEFORE INCOME TAXES                                                                         128,848            58,236

INCOME TAX PROVISION
    Current                                                                                         30,359            20,399
    Deferred                                                                                        23,177             5,125
                                                                                                 ---------         ---------
                                                                                                    53,536            25,524
                                                                                                 ---------         ---------

INCOME FROM CONTINUING OPERATIONS                                                                   75,312            32,712

DISCONTINUED OPERATIONS, NET OF TAX                                                                 10,234             7,984

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE, NET OF TAX                                                                                               (5,839)
                                                                                                 ---------         ---------

NET INCOME                                                                                       $  85,546         $  34,857
                                                                                                 =========         =========


INCOME PER SHARE FROM CONTINUING OPERATIONS                                                      $    1.30         $    0.57

INCOME PER SHARE FROM DISCONTINUED
  OPERATIONS, NET OF TAX                                                                              0.18              0.14

LOSS PER SHARE FROM CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, NET OF TAX                                                                 (0.10)
                                                                                                 ---------         ---------

NET INCOME PER SHARE - BASIC                                                                     $    1.48         $    0.61
                                                                                                 =========         =========

AVERAGE SHARES OUTSTANDING                                                                          57,663            57,376

                      NOBLE ENERGY, INC. AND SUBSIDIARIES
          DETERMINATION OF DISCRETIONARY CASH FLOW AND RECONCILIATION
                       (Unaudited) (Dollars in thousands)


                                                                                         Three Months Ended
                                                                                     -----------------------------
                                                                                     3/31/2004           3/31/2003
                                                                                     ---------          ----------
Net Income                                                                           $  85,546          $  34,857
Depreciation, Depletion and
   Amortization (DD&A)                                                                  77,682             69,963
Power Project DD&A                                                                       6,155              7,565
Oil and Gas Exploration                                                                 16,486             35,402
Interest Capitalized                                                                    (4,114)            (1,930)
Income From Unconsol. Subs.                                                            (12,736)           (12,732)
Dividends Received From Unconsol. Subs.                                                 11,250             12,375
DD&A - Discontinued Operations                                                                             12,313
Purchase Price and Accrual Adjustments                                                  (5,892)
Cumulative Effect of Change in Accounting Principle, Net of Tax                                             5,839
Allowance for Doubtful Accounts                                                            500              4,936
Deferred Income Tax Provision - Continuing Operations                                   23,177              5,125
Deferred Income Tax Provision-Discontinued Ops                                           4,163
Accretion of Asset Retirement Obligation                                                 2,661              2,333
                                                                                     ---------          ---------

DISCRETIONARY CASH FLOW[1]                                                             204,878            176,046

Adjustments to Reconcile:
   Working Capital                                                                      13,548             (6,741)
   Israel - Take or Pay Payment                                                          4,450
   Cash Exploration Costs                                                               (6,731)            (9,286)
   Capitalized Interest                                                                  4,114              1,930
   Deferred Tax and Other                                                               (9,543)            (3,459)
                                                                                     ---------          ---------

Net Cash Provided by Operating Activities                                            $ 210,716          $ 158,490
                                                                                     =========          =========

[1] The table above reconciles discretionary cash flow to net cash provided by operating activities. While discretionary cash flow is not a GAAP measure of financial performance, management believes it is a good tool for internal use and the investment community in evaluating the company's overall financial performance. Among management, professional research analysts, portfolio managers and investors following the oil and gas industry, discretionary cash flow is broadly used as an indicator of a company's ability to fund exploration and production activities and meet financial obligations. Discretionary cash flow is also commonly used as a basis to value and compare companies in the oil and gas industry.


===============================================================================

                      CONSOLIDATED CONDENSED BALANCE SHEET
                       (Unaudited) (Dollars in thousands)


                                                                                      3/31/2004          12/31/2003
                                                                                     -----------        ------------
ASSETS
   Current Assets                                                                    $   545,573        $   478,387
                                                                                     -----------        -----------
   Property, Plant and Equipment                                                       4,029,105          3,924,987
   Less:  Accumulated Depreciation                                                    (1,902,700)        (1,825,246)
                                                                                     -----------        -----------
                                                                                       2,126,405          2,099,741
   Investment In Unconsol. Subs.                                                         228,357            227,669
   Other Assets                                                                           36,937             36,852
                                                                                     -----------        -----------

           Total Assets                                                              $ 2,937,272        $ 2,842,649
                                                                                     ===========        ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
   Current Liabilities                                                               $   650,052        $   654,718
   Long-term Debt                                                                        746,065            776,021
   Deferred Income Taxes,
       Other Deferred Credits and
       Noncurrent Liabilities                                                            362,024            338,337
   Shareholders' Equity                                                                1,179,131          1,073,573
                                                                                     -----------        -----------

           Total Liabilities and Shareholders' Equity                                $ 2,937,272        $ 2,842,649
                                                                                     ===========        ===========

                               NOBLE ENERGY, INC.
                           INCOME BEFORE INCOME TAXES
                       (UNAUDITED) (DOLLARS IN THOUSANDS)

                           THREE MONTHS ENDED 3/31/04

                                                                                                           Other
                                                                               Equatorial                  Inter-       Corporate
                                     Consolidated   Domestic      North Sea      Guinea       Israel     national[1]   and Other[2]
                                     ------------  -----------   -----------   -----------  -----------  -----------   -----------

REVENUES
    Oil Sales                        $   136,698   $    65,082   $    23,601   $    28,513  $        --  $    19,502   $        --
    Gas Sales[3]                         134,888       125,148         5,558         1,064        3,085           33
    Gathering, Marketing and
         Processing Revenue               14,175                                                                            14,175
    Electricity Sales                     19,119                                                              19,119
    Income from Unconsolidated
        Subsidiaries                      12,736                                    12,736
    Other                                  1,810           798         1,522                         33         (406)         (137)
                                     -----------   -----------   -----------   -----------  -----------  -----------   -----------
      Total Revenues                     319,426       191,028        30,681        42,313        3,118       38,248        14,038

COSTS AND EXPENSES
    Oil and Gas Operations                40,635        27,086         2,874         5,149        1,164        4,616          (254)
    Transportation                         4,271                       2,542                                   1,729
    Oil and Gas Exploration               16,486        14,013           868            36          600          401           568
    Gathering, Marketing and
         Processing Expense               10,716                                                                            10,716
    Electricity Generation                13,024                                                              13,024
    DD&A                                  77,682        62,869         5,408         2,042        1,080        5,351           932
    SG&A                                  15,059         3,679             1            35                       271        11,073
    Accretion Expense                      2,661         2,312           316                         33
    Interest Expense (net)                10,044                                                                            10,044
                                     -----------   -----------   -----------   -----------  -----------  -----------   -----------
      Total Costs and Expenses           190,578       109,959        12,009         7,262        2,877       25,392        33,079

OPERATING INCOME (LOSS)                  128,848        81,069        18,672        35,051          241       12,856       (19,041)

    Discontinued Operations               15,744        15,744
                                     -----------   -----------   -----------   -----------  -----------  -----------   -----------

INCOME BEFORE INCOME TAXES           $   144,592   $    96,813   $    18,672   $    35,051  $       241  $    12,856   $   (19,041)
                                     ===========   ===========   ===========   ===========  ===========  ===========   ===========

   KEY STATISTICS
       DAILY PRODUCTION
             Liquids (Bbl)                48,157        23,394         7,708         9,998                     7,057
             Natural Gas (Mcf)           350,748       250,052        12,280        46,424       12,235       29,757[3]

       AVERAGE REALIZED PRICE
             Liquids                 $     31.19   $     30.57   $     33.65   $     31.34               $     30.37
             Natural Gas             $      4.61   $      5.50   $      4.97   $      0.25  $      2.77  $      0.54

                           THREE MONTHS ENDED 3/31/03

                                                                                                           Other
                                                                               Equatorial                  Inter-       Corporate
                                     Consolidated   Domestic      North Sea      Guinea       Israel     national[1]   and Other[2]
                                     ------------  -----------   -----------   -----------  -----------  -----------   -----------

REVENUES
    Oil Sales                        $    87,078   $    31,252   $    23,599   $    16,900  $        --  $    15,327   $        --
    Gas Sales[3]                         128,497       122,151         5,349           970                        27
    Gathering, Marketing and
         Processing Revenue               17,900                                                                            17,900
    Electricity Sales                     19,325                                                              19,325
    Income from Unconsolidated
       Subsidiaries                       12,732                                    12,732
    Other                                    169        (1,029)          (23)                         1         (163)        1,383
                                     -----------   -----------   -----------   -----------  -----------  -----------   -----------
      Total Revenues                     265,701       152,374        28,925        30,602            1       34,516        19,283

COSTS AND EXPENSES
    Oil and Gas Operations                37,042        23,658         2,935         4,285                     4,829         1,335
    Transportation                         3,539                       2,268                                   1,271
    Oil and Gas Exploration               35,402        21,221           605            46          274       12,766           490
    Gathering, Marketing and
         Processing Expense               18,444                                                                            18,444
    Electricity Generation                13,586                                                              13,586
    DD&A                                  69,963        55,565         7,727         2,175            9        4,029           458
    SG&A                                  13,629         4,188                          60                       840         8,541
    Accretion Expense                      2,333         2,121           212
    Interest Expense (net)                13,527                                                                            13,527
                                     -----------   -----------   -----------   -----------  -----------  -----------   -----------
      Total Costs and Expenses           207,465       106,753        13,747         6,566          283       37,321        42,795

OPERATING INCOME (LOSS)                   58,236        45,621        15,178        24,036         (282)      (2,805)      (23,512)

    Discontinued Operations               12,283        12,283

    Cumulative Effect of SFAS 143         (8,983)       (8,983)
                                     -----------   -----------   -----------   -----------  -----------  -----------   -----------

INCOME BEFORE INCOME TAXES           $    61,536   $    48,921   $    15,178   $    24,036  $      (282) $    (2,805)  $   (23,512)
                                     ===========   ===========   ===========   ===========  ===========  ===========   ===========

    KEY STATISTICS
        DAILY PRODUCTION
              Liquids (Bbl)               32,898        13,669         7,594         6,257                     5,378
              Natural Gas (Mcf)          347,550       261,874        15,572        43,436                    26,668[3]

        AVERAGE REALIZED PRICE
              Liquids                $     29.41   $     25.40   $     34.53   $     30.01               $     31.66
              Natural Gas            $      4.44   $      5.18   $      3.82   $      0.25               $      0.32

                               METHANOL OPERATIONS
                       (Unaudited) (Dollars in thousands)

                                                      Three Months Ended
                                                 -----------------------------
                                                  3/31/2004        3/31/2003
                                                 ------------     ------------
REVENUES
       Methanol Sales                            $     24,023     $     22,595
       Sales of Purchased Methanol                        708            2,058
       Other                                            2,677            1,635
                                                 ------------     ------------
         Total Revenues                                27,408           26,288

COSTS AND EXPENSES
       Cost of Goods Manufactured                      10,887            8,577
       Cost of Purchased Methanol                         903            2,016
       DD&A                                             2,325            2,408
       SG&A                                               557              555
                                                 ------------     ------------
         Total Costs and Expenses                      14,672           13,556

INCOME FROM UNCONS. SUBS                         $     12,736     $     12,732
                                                 ============     ============

    Methanol Sales (MGal)                              38,197           34,486
    Average Realized Price ($/Gal)               $       0.63     $       0.66

                            ECUADOR POWER OPERATIONS
                       (Unaudited) (Dollars in thousands)

                                                      Three Months Ended
                                                 -----------------------------
                                                  3/31/2004        3/31/2003
                                                 ------------     ------------
REVENUES
       Power Sales                               $     17,002     $     17,495
       Capacity Charge                                  2,117            1,830
                                                 ------------     ------------
         Total Revenues                                19,119           19,325

COSTS AND EXPENSES
    Field
       Lease Operating                                    460              638
       DD&A                                             5,099            6,725
       SG&A                                               648              543
    Plant
       Fuel                                             4,640            4,059
       Non-Fuel                                         1,120              780
       Depreciation                                     1,056              841
                                                 ------------     ------------
         Total Costs and Expenses                      13,023           13,586
                                                 ------------     ------------

OPERATING INCOME                                 $      6,096     $      5,739
                                                 ============     ============

    Natural Gas Production (Mcfpd)[3]                  29,088           25,733
    Average Natural Gas Price                    $       2.97     $       3.97

    Power Production - Total MW                       253,061          223,206
    Average Power Price ($/Kwh)                  $      0.067     $      0.087

                           Footnotes for all schedules

----------

[1]  Other international includes operations in Argentina, China and Ecuador.

[2] Corporate and Other includes corporate overhead, intercompany eliminations and marketing.

[3] Ecuador natural gas volumes are included in Other International and Consolidated production but are not included in natural gas sales revenue for either. Because the gas-to-power project in Ecuador is 100 percent owned by Noble Energy, intercompany natural gas sales are eliminated for accounting purposes.

                       NOBLE ENERGY, INC. AND SUBSIDIARIES
                         DISCONTINUED OPERATIONS SUMMARY
                       (Unaudited) (Dollars in thousands)

                                                      Three Months Ended
                                                 -----------------------------
                                                  3/31/2004         3/31/2003
                                                 ------------      ------------
REVENUES
Oil and Gas Sales and Royalties                  $     12,722      $     32,920

COST AND EXPENSES
Purchase Price and Accrual Adjustments                 (5,892)
Oil and Gas Operations                                  2,870             8,324
Depreciation, Depletion and Amortization                                 12,313
                                                 ------------      ------------
                                                       (3,022)           20,637
                                                 ------------      ------------
INCOME BEFORE INCOME TAXES                             15,744            12,283

INCOME TAX PROVISION
    Current                                             1,347             4,299
    Deferred                                            4,163
                                                 ------------      ------------
                                                        5,510             4,299
                                                 ------------      ------------
NET INCOME                                       $     10,234      $      7,984
                                                 ============      ============

KEY  STATISTICS:
  Daily Production
    Liquids (Bbl)                                         996             4,859
    Natural Gas (Mcf)                                  18,887            33,318

  Average Realized Price
    Liquids ($/Bbl)                              $      33.39      $      29.56
    Natural Gas ($/Mcf)                          $       5.64      $       6.67


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